Exhibit 10.4

Our Ref : TLCP00003

Private and Confidential

EVE LIM

Tel : 66547962

Fax : 66547547

Email id : eve.lim@ethozgroup.com

14 September 2018

UB45 PTE. LTD.

36 KAKI BUKIT PLACE

#04-01 RAVAGO ASIA BUILDING

SINGAPORE 416214

Tel: 98788832

Fax:

Attn : MR. TANG WAI CHONG ELDEE

Dear Sir/Madam

We, ETHOZ Capital Ltd. are pleased to extend to you the following term loan facility (the 'Facility') totaling Singapore Dollars Three Million One Hundred And Thirty Six Thousand (S$3,136,000.00) subject to the following terms and conditions and all other terms and conditions agreed to by you in writing :-

1. SECURED TERM LOAN FACILITY

(a) Principal Amount	:	Maximum principal amount of S$3,136,000.00 or 70% of the fair market value of the property referred to in Clause 6, whichever is lower;

(b) Tenor	:	120 months;

(c) Interest Rate	:	3.75% plat p.a. ETHOZ Capital Ltd shall be entitled at any time and from time to time to vary the rate of interest in its sole and absolute discretion;

(d) Guarantee	:	Joint and Several guarantee by:- 1) TANG WAI CHONG ELDEE (NRIC No. S7610434D)

(e) Prepayment	:	Prepayment is allowed only 6 months after the date of drawdown. A flat rate of 1% is payable upon early redemption of the loan (see Clause 10);

(f) Cancellation Fee	:	A flat rate of 3% is payable on the Facility limit cancelled at any time after acceptance of our offer and prior to drawdown of the Facility (see Clause 11)

(g) Facility Fee	:	A non-refundable lump sum facility fee of S57,840.00 is payable upon acceptance of this facility letter;

(h) Commitment Fee	:	A non-refundable lump sum commitment fee of S$1,500.00 is payable upon acceptance of this facility letter;

(i) Pre-disbursement	:	Prior to disbursement you are required to furnish us with the following:-

I.	Where the Borrower, Guarantor and/or Mortgagor, is a corporate, a copy of your Certificate of Incorporation and Memorandum and Articles of Association/Constitution certified as a true copy by a Director or the Company Secretary; where the Borrower, Guarantor and/or Mortgagor, is a limited liability partnership, a copy of your Certificate of Registration and Limited Liability Partnership Partnership Agreement certified as a by a Partner or your confirmation that there is no Limited Liability Partnership Partnership Agreement

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II.	Where the Borrower, Guarantor and/or Mortgagor, is a corporate, a copy of your Board (and, if appropriate, Shareholders') resolution duly certified as a true copy by two Directors or a Director and the Company Secretary; where the Borrower, Guarantor and/or Mortgagor, is a limited liability partnership, a copy of your Partner's resolution duly certified as a true copy by two Partners

III.	Duly signed Secured Term Loan Facility Agreement;

IV.	Duly signed Deed/s of Guarantee;

V.	Duly signed and stamped Security Documents as required under Clause 6;

VI.	All title deeds and documents relating to the property referred to in Clause 6 including the duly stamped sale and purchase agreement in respect of the said property and the ad valorem Certificate of Stamp Duty;

VII.	Documentary evidence that the difference between the purchase price and the amount of the Facility has been paid to the vendor of the property before any disbursement of the Facility or any part thereof;

VIII.	the first instalment payment of S$35,933.33, payment of the commitment fee of S$1,500.00 and payment of the facility fee of S$7,840.00 and all other fees (including legal fees) and costs and disbursements incurred by ETHOZ Capital Ltd. in connection with this facility letter, the Secured Term Loan Facility Agreement or the Facility have been paid;

IX.	Certified true copies of the NRIC/Passport of all authorized signatories;

X.	All costs incurred to be borne by Borrower (including without limitation any legal fee, taxes or levy incurred by ETHOZ Capital Ltd. in relation to the Facility or any other costs incurred);

XI.	Such other documents and evidence as may be required by ETHOZ Capital Ltd. and registration of the Security documents, where necessary, with the Registrar of Companies and Land Titles Registry;

Provided always that there is no adverse change in your business, operations, financial condition or any other factors affecting you and/or any of your customers.

2.	PURPOSE

2.1	To finance the purchase of the property referred to in Clause 6 below for your business but ETHOZ Capital Ltd. shall not be bound to enquire as to the use or application of the proceeds of the Facility.

3.	REPAYMENT

3.1	You shall pay the term loan together with interest thereon by 120 equal monthly instalments each of S$35,933.33 or by such other payment schedule as may be notified by ETHOZ Capital Ltd. to you from time to time.

4.	AVAILABILITY PERIOD

4.1	Subject to fulfillment of all Conditions under Pre-disbursement [clause 1 (i)], the Facility shall be available for utilization in one tranche not later than the date falling three (3) months from the date of this facility letter or such other date as agreed to by ETHOZ Capital Ltd. in writing.

5.	DEFAULT INTEREST

5.1	Upon drawdown, if the monthly instalment payable is not paid, you shall pay overdue interest at the rate of 0.0273% per day,subject to a minimum amount of S$10.00 per month.

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5.2	The default interest rate may be varied by ETHOZ Capital Ltd from time to time in its discretion.

6.	SECURITY

6.1	All Monies Open First Legal Mortgage in favour of ETHOZ Capital Ltd. over the property 45 UBI CRESCENT SINGAPORE 408590 free from encumbrances. You shall, at your own cost and expense arrange for the discharge of the encumbrances on the said property and you shall pay for all costs and expenses of your/the Mortgagors' solicitors acting for you/the Mortgagors' in the discharge of the encumbrances.

6.2	Evidence Satisfactory to ETHOZ Capital Ltd that the title to the property is in order (including its subdivision) and that there are no defects, legal, structural or otherwise, in or affecting the property and that the property is acceptable to ETHOZ Capital Ltd., in its absolute discretion, in all respects as security for the Facility granted to you.

6.3	ETHOZ Capital Ltd shall have received satisfactory replies to all title/legal requisitions relating to the property and all other searches as may be applicable and required by ETHOZ Capital Ltd in connection with the Facility.

6.4	ETHOZ Capital Ltd. requires a formal valuation by the valuer appointed by ETHOZ Capital Ltd. of a value of not less than S$4,480,000.00 in respect of the property.

6.5	The aggregate of all monies (whether principal, interest, fees or otherwise) for the time being outstanding under the Facility and any other facility granted by ETHOZ Capital Ltd. to you shall not at any time exceed 70% of the aggregate fair market value of the mortgaged property, otherwise you will have to top up by providing additional collateral acceptable to ETHOZ Capital Ltd. and/or reduce the outstanding within such period as ETHOZ Capital Ltd may in its absolute discretion determine and notify to you.
6.6	You shall ensure that all relevant approval/s for the usage of the mortgaged property/ies shall have been obtained from the competent and relevant authorities.
6.7	Assignment of rental proceeds in respect of the property in favor of ETHOZ Capital Ltd., where applicable and such lease/sub-lease shall be subject to ETHOZ Capital Ltd's approval, such approval shall not be unreasonably withheld.

6.8	Adequate insurance for such purposes and for such amounts as ETHOZ Capital Ltd. shall deem fit, be from time to time taken out at your own costs with an insurance company acceptable to ETHOZ Capital Ltd. and assigned/endorsed in favor of ETHOZ Capital Ltd. as mortgagee and loss payee.

7.	SUBORDINATION

7.1	All directors', shareholders' and related corporations' loans shall be subordinated to the Facility granted by ETHOZ Capital Ltd.

8.	NEGATIVE PLEDGE

8.1	You undertake and agree that save for mortgages, charges, pledges, liens or any other encumbrances which are currently subsisting and which have been previously disclosed to ETHOZ Capital Ltd., you shall not, without ETHOZ Capital Ltd's prior written consent, create or cause to subsist any mortgage, charge, pledge, lien or any other encumbrance whatsoever over the whole or any part of your undertakings and assets whatsoever and wheresoever situate, both present and future.

9.	REVIEW

9.1	ETHOZ Capital Ltd. reserves the right to review the Facility from time to time at our absolute discretion. Upon review of the Facility, ETHOZ Capital Ltd. shall have the right to vary, reduce, amend, cancel or terminate the Facility (whether actual or contingent)

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10.	PREPAYMENT

10.1	Partial prepayment of the Facility is not allowed;

10.2	Prepayment of the Facility within six (6) months from the date of drawdown is not allowed;

10.3	You may by giving three (3) month's prior written notice of the date of the proposed prepayment prepay the Facility in full, failing which you shall pay to ETHOZ Capital Ltd. a fee of an amount equivalent to the interest payment on the next three (3) instalment(s);

10.4	You shall pay ETHOZ Capital Ltd. a prepayment fee of one per cent (1%) flat on the outstanding principal amount prepaid;

10.5	Any notice of any intended full prepayment shall be irrevocable and you shall prepay in accordance with such notice. Any amount prepaid shall not be available for re-borrowing.

11.	CANCELLATION FEES

11.1	You shall pay ETHOZ Capital Ltd. a cancellation fee of three per cent (3%) flat on the amount of the Facility which is cancelled by you after acceptance of this facility letter but before any disbursement or which is deemed by ETHOZ Capital Ltd. to have been cancelled, or which is undrawn at the end of the Availability Period;

11.2	You shall indemnify ETHOZ Capital Ltd. for any loss (including loss of profit), premium, penalty or expense which may be incurred in liquidating funds (acquired to make, maintain or fund the Facility or any part thereof) as a result of the Facility remaining undrawn or partly drawn at the end of the Availability Period.

12.	CROSS DEFAULT

12.1	Your failure to pay interest, principal or any other amount due under any existing agreement/s between you and ETHOZ Capital Ltd., or your failure to observe or perform any of the other terms and conditions of the said agreements, shall constitute a default under this facility letter.

13.	CROSS-COLLATERALIZATION

13.1	You agree that the security interest granted (if any) in the security documents as stated herein constitute a first lien on the subject matter of the security hereunder which will be kept free from all other liens, claims, security interests or encumbrances and if there is any other indebtedness outstanding, now existing or hereafter incurred under any other agreement or instrument between yourselves and ETHOZ Capital Ltd. ETHOZ Capital Ltd. shall retain the security interest in the subject matter of the security hereunder to secure all such indebtedness until all such indebtedness is satisfied in full and ETHOZ Capital Ltd. shall have the right to apply, in any order or priority, any payments received from you against any such indebtedness.

14.	OTHER CONDITION(S)

14.1	You shall not incur any losses on a net profit after tax basis for two (2) consecutive financial years.

14.2	You are to provide ETHOZ Capital Ltd. with a copy of the Mortgagor's current Property Loan statement of account and ETHOZ Capital Ltd. reserves the right to withdraw this offer if there is adverse information in the statement.

15.	GOODS AND SERVICES TAX

15.1	It is hereby agreed that any sum payable by you under the Facility shall be exclusive of any applicable Goods and Services Tax, imposition, duty, fees of any kind and levy whatsoever ("Taxes") which may from time to time be imposed, charged or increased before, on or after the date of this facility letter any government, statutory or tax authority. In the event that the Taxes are required by law to be paid on or in respect of any sums payable by or to ETHOZ Capital relating to this facility letter, the same shall be born by you, be it of respective effect or not, and you shall pay to ETHOZ Capital Ltd. on demand the Taxes in addition to all other sums payable to ETHOZ Capital Ltd. and ETHOZ Capital Ltd. shall be entitled to make any claims against you for reimbursement of the Taxes;

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16.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 2001

16.1	A person who is not a party to this facility letter shall have no rights under the Contracts (Rights of Third Parties) Act 2001 to enforce any of its terms.

17.	INDEMNITY

17.1	You agree to indemnify ETHOZ Capital Ltd., its officers, directors, agents and employees (the "Indemnified Persons") on demand at all times against each and every liability (whether civil or criminal), Taxes, loss, charge, claim, proceeding, damage, judgement, enforcement, penalty, fine, costs (including legal costs) and expense of whatsoever nature suffered or incurred by or imposed on any Indemnified Person from time to time in connection with the Secured Term Loan Facility Agreement, this facility letter, any product or strict liability pursuant to the Secured Term Loan Facility Agreement or any other document.

18.	INCONSISTENCY OF TERMS

18.1	In the event of any inconsistency between the terms and conditions of this facility letter (as amended, modified, revised or supplemented from time to time) and the terms and conditions of the Secured Term Loan Facility Agreement to be entered into by you and ETHOZ Capital Ltd., this facility letter shall prevail, provided always that no inconsistency is deemed to have arisen or shall be treated as having arisen by reason only that matters addressed in the latter are not specifically addressed in the former or vice versa.

19.	GOVERNING LAW

19.1	This facility letter and all matters arising out of or in connection with this facility letter (including a dispute regarding its existence or validity) shall be governed by and construed in accordance with the laws of Singapore. You irrevocably submit to the non-exclusive jurisdiction of the courts of Singapore.

20.	INTERPRETATION

20.1	Where the Facility is granted to the Mortgagor and the same party executes this facility letter as "Borrower", the expressions "Mortgagor", "Mortgagor(s)" and "Mortgagors" used in this facility letter shall be read as referring to the Borrower only.

We trust that the above terms and conditions are acceptable to you. Please signify your acceptance by signing and returning to us the duplicate of this facility letter together with the relevant Board resolutions within fourteen (14) days from the date hereof, failing which this offer will lapse unless an extension is requested and agreed to by ETHOZ Capital Ltd. in writing.

We are pleased to be of service to you and look forward to hearing from you in due course.

Yours faithfully,

/s/ Even Lim	/s/
EVE LIM	Authorized signatory
RELATIONSHIP MANAGER
FINANCIAL SERVICES

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Our Ref : TLCP00003

To : ETHOZ Capital Ltd.

We hereby accept the Facility on the terms and conditions contained in the foregoing facility letter and on the terms and conditions in ETHOZ Capital Ltd's Secured Term Loan Facility Agreement to be entered into between ETHOZ Capital Ltd. and us and all other terms and conditions agreed to by us in writing.

/s/ Tang Wai Chong Eldee

For and on behalf of UB45 PTEE. LTD.

Tang Wai Chong Eldee

Name of Authorised Signatory(ies)

Date: 14/09/2018

To : ETHOZ Capital Ltd.

I/We, TANG WAI CHONG ELDEE (NRIC No. S7610434D) hereby confirm my/our consent to the terms and conditions set out in foregoing letter and agree that my/our guarantee to be executed in your favour shall not be prejudiced, diminished or affected or discharged or impaired by any restructure, amendment, modification or variation to the terms and conditions or the pricing under the facility letter or the Deed of Covenants/Secured Term Loan Facility Agreement from time to time, with or without notice to me/us.

/s/ Tang Wai Chong Eldee

TANG WAI CHONG ELDEE

(NRIC No. S7610434D)

Date : 14/09/2018

ACKNOWLEDGEMENT AND CONSENT BY MORTGAGOR

Property Address: 45 UBI CRESCENT SINGAPORE 408590

To : ETHOZ Capital Ltd.

We hereby confirm our consent to the terms and conditions set out in foregoing facility letter and consent to the provision of the property as security for the Facility granted to the Borrower. The Mortgage and Security Documents to be executed in your favour shall not be prejudiced, diminished or affected or discharged or impaired by any restructure, amendment, modification or variation to the terms and conditions or the pricing under the facility letter or the Deed of Covenants/Secured Term Loan Facility Agreement from time to time, with or without notice to us.

/s/ Tang Wai Chong Eldee

For and on behalf of UB45 PTEE. LTD.

Tang Wai Chong Eldee

Name of Authorised Signatory(ies)

Date: 14/09/2018

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